Exhibit 99.1

MIVA ANNOUNCES ENIRO AS
FIRST PRIVATE LABEL PARTNER IN EUROPE
MIVA to Provide Performance Marketing Solution
to the Leading Directory Company in the Nordic Media Market

STOCKHOLM – July 6, 2005 – MIVA, Inc., (NASDAQ: MIVA) the largest, global independent Performance Marketing Network, today announced its first Private Label deal in Europe with Eniro AB, the leading directory company in the Nordic media market. The agreement covers all four Nordic markets – Sweden, Denmark, Norway and Finland. This announcement follows the launch of MIVA’s Private Label Partner program in Europe on June 13, 2005. In connection with the private label agreement, Eniro acquired MIVA’s assets in Scandinavia – which fall under the Espotting brand – as the two companies join forces to establish a leading position in the Scandinavian Pay-Per-Click sector.

MIVA pioneered the Private Label Partner program, which gives large corporations, such as Eniro, a foothold in the Performance Marketing sector under their own brand name. Pay-Per-Click, one of the facets of performance marketing, is one of the fastest growing areas of online advertising in Scandinavia. By becoming a MIVA Private Label Partner, Eniro boosts its Pay-Per-Click business quickly and efficiently. MIVA currently provides private label solutions for Lycos and Verizon in the U.S. market and to Mitsui in the Japanese market.

“The licensing of the platform will strengthen Eniro’s overall customer offering. Eniro has identified paid search advertising as an area with strong growth potential. During 2005 the total market in Sweden is expected to double from 78 MSEK 2004 to 153 MSEK**,” said Cecilia Geijer-Haeggström, Head of Products and Market, Eniro AB.

“Eniro is one of the strongest media properties in the Nordics, with both an online and an offline publisher presence,” said Rick Szatkowski, GM/SVP Private Label, MIVA. “This deal highlights the benefits for large media companies of partnering with an independent company which does not compete with its partners for users. MIVA provides an excellent speed-to-market solution that helps partners extend their services in a competitive market thereby increasing their revenue opportunities.”

MIVA will be providing the technology, resources and expertise for Eniro’s branded Pay-Per-Click Ad service. In connection with execution of the private label agreement, Eniro acquired MIVA’s assets in Sweden, Denmark and Norway, which are under the Espotting brand, and the parties intend to shift the service to Eniro’s brand to complement the variety of advertising products offered by Eniro. By unifying with Eniro, MIVA is strengthening its stand in the Scandinavian market for its clients. Advertisers will benefit as their Pay-Per-Click Ads will be displayed across Eniro’s web properties. In April 2005, the number of unique users to www.eniro.se increased by 51% to an all-time high of 4.3m (versus April 2004). Partners will benefit from the increased resource Eniro brings while still leveraging MIVA’s expertise in monetizing web traffic.

The asset sale closed on July 1, 2005. Eniro’s branded Pay-Per-Click Ad product, powered by MIVA, is expected to launch in Sweden, Denmark and Norway in 2005, and in Finland in 2006. Until the Eniro branded Pay-Per-Click Ad product is launched, Eniro will leverage off of the existing Espotting Scandinavia branded Pay-Per-Click platform.

Baker & McKenzie have acted as legal advisors to MIVA on the deal.

** Source: IRM June 2005 Report. Revenue conversions: 78 MSEK = $10.77mil.; £5.8mil.; €8.48mil.; 153 MSEK = $21.12mil.; £11.38mil.; €16.64mil.

About MIVA®, Inc.
MIVA is the largest independent Performance Marketing Network, dedicated exclusively to helping businesses grow. MIVA connects millions of buyers with millions of sellers at exactly the right place and time. MIVA delivers qualified leads to advertisers, helps maximise revenue for partners, facilitates commerce for online merchants and provides relevant information to customers. The Company has relationships with more than 100,000 customers, spanning North America, Europe and Asia.

About Eniro
Eniro is the leading search company in the Nordic media market. Eniro offers the best channels for buyers and sellers who want to find each other easily, thus bringing users closer to a transaction. Through deep, local and quality assured information ever present in channels preferred by the users, finding people, businesses and products becomes easy. Among the channels are directories, directory assistance, Internet and mobile services.

Eniro is active in northern Europe and has approximately 4,900 employees. In 2004, Eniro’s revenue was MSEK 4,918 and EBITDA amounted to MSEK 1,329 according to new accounting principles. Eniro is listed on the Stockholm Stock Exchange.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect" or variations of such words and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to accurately predict the future growth potential of our private label partners, and (2) our ability to successfully execute upon our corporate strategies. Key risks are described MIVA's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K/A for fiscal 2004, and the most recently filed quarterly report on Form 10-Q. MIVA undertakes no obligation to update the information contained herein.

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